Exhibit 10.13

MARPAI INC.

EXECUTIVE EMPLOYMENT AGREEMENT

(Edmundo Gonzalez)

This Executive Employment Agreement (this “Agreement”) is entered into as of April 1, 2021 between Marpai Inc. a Delaware corporation (the “Company”), and Edmundo Gonzalez (“Executive”).

The Company and Executive agree as follows:

1.               Employment. Executive’s employment under this Agreement will commence upon the Company’s initial public offering (the “Effective Date”). As of the Effective Date, the Company offers and Executive accepts employment and Executive agrees to perform services for the Company upon the terms and conditions set forth in this Agreement. The character of Executive’s employment is that of “at will” and may be changed only by a document signed by Executive and an officer authorized by the Board of Directors (the “Board”). Executive or the Company may terminate Executive’s employment at any time, subject to the provisions of Section 6 and 7.

2.	Title and Duties.

2.1.            Service With Company. Executive will serve as the Chief Executive Officer (“CEO”) of the Company and shall report to the Board. Executive shall have the authority, duties and responsibilities customarily incumbent upon the CEO of the Company, as may be stated in the Bylaws and/or Certificate of Incorporation of the Company as in effect from time to time, and as otherwise assigned to Executive by the Board or consistent with common practice and industry standards for a CEO of comparable companies. Such additional authority, responsibilities, and duties shall be commensurate with Executive’s position as the CEO. Executive shall comply fully with all applicable laws, rules and regulations as well as with the Company’s policies, compliance manuals and procedures, as the foregoing may be amended or modified from time to time.

2.2.   Service on the Board. During the term of this Agreement, Executive agrees to serve, without additional compensation, in one or more executive positions and/or as a member of the Board of the Company or any affiliate or subsidiary of the Company, as determined by the Company, provided such service does not materially increase the amount of time Executive must devote to the business and affairs of the Company and does not unreasonably interfere with Executive’s ability to perform his primary duties as CEO under this Agreement.

2.3.   Performance of Duties. Executive agrees to serve the Company faithfully and to initially devote his full business time and attention (a minimum of forty (40) hours per week) to the business and affairs of the Company during the term of this Agreement. Executive may perform his duties at the Company’s offices or remotely, as discussed and agreed to between Executive and the Chairman of the Board. Nothing in this Agreement shall prohibit Executive from (i) making and managing passive investments, (ii) taking on consulting engagements, disclosed and approved in advance by the Board and/or (iii) engaging in charitable or other community or non-profit activities, in each case in a manner, and to an extent, that will not interfere with his duties to the Company or pose a conflict with the business of the Company.

3.	Compensation and Benefits.

3.1.   Salary. Company shall pay Executive a base salary at the initial rate of Three Hundred Fifty Thousand U.S. Dollars (US $350,000) per year. Executive’s salary shall be reviewed annually by the Board and may be increased at the beginning of each calendar year or at such other times as determined by the Board.

3.2.   Bonus. Executive will be eligible for an annual bonus aware in the discretion of the Compensation Committee of the Board. Executive’s bonus award will be determined based upon Company’s financial performance and Executive’s individual performance, and will be determined annually by the Compensation Committee.

3.3.   Other Benefits. Executive shall be eligible to participate in all benefit plans which may be in effect for the Company’s executive employees from time to time, including, without limitation, group health and dental insurance, group life insurance, disability insurance, and 401(k) plans, in accordance with the terms and conditions thereof.

3.4.  Travel and Business Expenses. Executive shall be entitled to reimbursement for reasonable travel and business expenses in accordance with the Company’s expense reimbursement policies then applicable to its senior executives. The Company shall reimburse Executive for business class international and domestic airfare, and Executive shall use his judgement on obtaining reasonably priced tickets. The Company shall reimburse eligible expenses in accordance with its policies promptly and in any event, provided that reimbursement of eligible expenses shall be made no later than December 31st of the calendar year in which such expenses accrued. The CEO shall furnish to the Company such receipts and records as the Company may require to verify the foregoing expenses promptly and generally no later than sixty (60) days from accrual.

3.5.   Directors’ and Officers’ Liability Insurance. As the CEO, you will be covered by the Company’s Directors’ and Officers’ insurance policy. In addition, you will receive indemnification as set forth in the Company's certificate of incorporation and bylaws and subject to a separate indemnification agreement to be entered into between you and the Company.

3.6.   Paid Time Off. Executive shall be entitled to paid time off in accordance with the Company’s vacation policies for senior executive employees, but under no circumstances fewer than twenty days paid time off for each calendar year. Any paid time off taken by Executive shall be taken at such time as is reasonably convenient in relationship to the needs of the business of the Company. Paid time off shall not accrue beyond the year in question; provided, however, that any vacation time not taken during any year due to constraints imposed by the Company's business requirements shall accrue beyond the year in question.

4.    Restrictive Covenants. As the CEO, Executive will be privy to the Company’s proprietary, confidential, and competitively valuable information and trade secrets. In consideration for and as a condition to Executive’s employment, Executive will, on or before the Effective Date, deliver to the Company a “Non- Disclosure, Non-Competition and Assignment of Intellectual Property Agreement,” substantially in the form attached as Exhibit B (the “Restrictive Covenant Agreement”). Nothing in this agreement is intended to modify or supersede the respective obligations thereunder. The Restrictive Covenant Agreement is hereby incorporated in the entirety by reference.

5.   Severance. If the Company terminates Executive’s employment without “Cause,” (as hereinafter defined), or if Executive terminates his employment for “Good Reason”, or following the death or permanent disability of Executive, the Company will continue to pay Executive his base salary then in effect and to provide benefit continuation at Company expense as follows: (i) for a period of six (6) months from the date of termination of employment if Executive prior to the 12-month anniversary of the Effective Date; (ii) for a period of nine (9) months from the date of termination of employment if Executive is terminated on or after the 12-month anniversary of the Effective Date but prior to the 24-month anniversary of the Effective Date; and (iii) for a period of twelve (12) months from the date of termination of employment if Executive is terminated after the 24-month anniversary of the Effective Date. Any severance payable to Executive shall be payable in equal installments in the same manner and in the regular payroll cycle of the Company as other salaried executive employees are paid.

All such severance payments shall include the same deductions from salary as Executive was subject to prior to termination of his employment, including but not limited to, deductions for taxes, FICA and 401k contributions, and Executive shall be entitled to Company match contributions for any such 401k contributions. At any time, Company shall have the right to pay the severance amount or the balance thereof then remaining, in a single lump sum to Executive. Executive will continue to be entitled to any (a) unreimbursed business expenses required to be reimbursed to Executive pursuant to Section 3.4 above; and

(b) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, this Agreement, or separate indemnification agreement, as applicable.

For the purposes of this Agreement, “Cause” shall mean (i) Executive’s willful and continued failure to perform his duties and responsibilities which remains uncured for a period of thirty (30) days following written notice of such failure from the Company to Executive; (ii) Executive’s proven willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company that materially and adversely affects the Company provided Executive has a reasonably opportunity to be heard and defend his actions; (iii) the indictment of, or the bringing of formal charges against, Executive on charges involving, or a conviction of, a felony or any crime involving an act of dishonesty, moral turpitude, deceit or fraud against the Company or theft, misappropriation or embezzlement of funds of the Company; or (iv) Executive having committed acts of omission constituting an intentional, knowing, or grossly negligent breach of Executive’s duty of loyalty or fiduciary duty to the Company or any material act of dishonesty or fraud with respect to the Company which is not cured or substantially cured to the satisfaction of the Board in a reasonable time, which time shall be at least thirty (30) days from receipt of written notice from the Company of such material breach; (v) any material breach of this Agreement by Executive that is not cured (if curable) within thirty (30) days following written notice from the Company of such breach; or (vi) any material violation of the Company’s policies including, but not limited to, the Company’s policies against harassment, discrimination or retaliation.

For purposes of this Agreement, “Good Reason” shall mean (a) a change in the geographic location at which the Executive must provide services to the Company which increases Executive’s commute[PC4] by thirty (30) miles or more; (b) any material breach by the Company of this Agreement which is not cured within thirty (30) days of written notice thereof; (c) a material diminution of Executive’s base compensation or of the nature or scope of Executive’s title, duties and/or responsibilities as in effect immediately upon the Effective Date; (d) the imposition by the Board on Executive of any action or responsibility involving the commission of a felony or an act involving dishonesty, theft, misappropriation, moral turpitude or fraud; or (e) any action of the Board constituting a constructive discharge or an unreasonable interference with Executive’s ability to fulfill his obligations under this Agreement, or requiring Executive to breach his obligations and responsibilities under this Agreement.

6.	Termination.

6.1.  Basis for Termination. Notwithstanding any other provision of this Agreement, the employment relationship created under this Agreement between Company and Executive shall terminate prior to the Term of the Agreement upon the occurrence of any one of the following events (provided, however, that the giving of notice provided for below shall not create a presumption that the event has in fact occurred):

(a)	The death of Executive;

(b)             Upon determination that Executive has become permanently disabled and can no longer perform the services contemplated hereunder;

(c)              Immediately upon delivery to Executive by the Company of written notice of termination for Cause (as defined in Section 5);

(d)             Immediately upon delivery to Company by Executive of written notice of termination for Good Reason (as defined in Section 5);

(e)             Sixty (60) days after delivery to the Company by Executive of written notice of Executive’s voluntary and unilateral termination of this Agreement;

(f)              Immediately upon delivery to Executive by the Company of written notice of termination without Cause;

(g)             Immediately upon delivery to Company by Executive of written notice of termination for breach of this Agreement by Company, which notice shall specify such alleged breach and may be given (i) twenty (20) days after Company has failed to make any payment to Executive hereunder when due, provided the payment has not been made within such twenty (20) day period, (ii) after Company has failed to perform or has otherwise breached any non-monetary provision of this Agreement, which failure or breach is not capable of being cured within 30 days or, (iii) after Company has failed to perform or otherwise breached any non-monetary provision of this Agreement, which failure or breach is capable of being cured within thirty (30) days and which failure or breach has not been cured within thirty (30) days after notice of such failure or breach is given by Executive to Company.

Notwithstanding any termination of employment, Executive, in consideration of his employment hereunder to the date of such termination and the payment by Company of the compensation payable hereunder, agrees to be bound by any restrictive covenants for the periods, geographic area and scope specified therein.

6.2.   Surrender of Records and Property. Upon termination of his employment with Company, Executive shall promptly deliver to Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations and copies thereof, which are the property of Company or which relate in any way to the business, products, practices or techniques of Company, and all other property, trade secrets and Confidential Information of Company, which in any of these cases are in his possession or under his control.

6.3.    Expense Reimbursement. Company shall reimburse Executive or his estate for all unreimbursed expenses he incurred prior to the effective date of his termination within 15 days after the submittal to the Company of documentation in accordance with the Company’s expense reimbursement policies.

7.	Miscellaneous Provisions.

7.1.   Entire Agreement. This Agreement, together with its Exhibits, contains and sets forth the entire agreement and understanding between the parties, and supersedes all prior discussions, agreements, representations and understandings in this regard and replaces the Offer Letter which is hereby terminated.

7.2.   Governing Law and Jurisdiction. This Agreement shall be deemed to be a contract made under the laws of the State of New York. The parties consent to the exclusive jurisdiction of the courts of the State of New York in all actions arising out of this Agreement.

7.3.   Withholding Taxes. Company may withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

7.4.   Supplements and Amendments. This Agreement may be supplemented or amended only upon the written consent of each of the parties hereto.

7.5.   Assignment. Except in the case of a change of control of the Company, this Agreement shall not be assignable, in whole or in part, by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7.6.   Severability. The provisions of this Agreement are severable, and if any one or more provisions may be determined to be judicially unenforceable and/or invalid by a court of competent jurisdiction, in whole or in part, the remaining provisions shall nevertheless be binding, enforceable and in full force and effect.

7.7.    Notices. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered (which shall include personal delivery and delivery by courier, messenger or overnight delivery service) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: At his home address in accordance with the Company’s records. If to Company: At its corporate headquarters, c/o of the Board of Directors. or to such other address of which either party gives notice to the other party in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.8. Counterparts. This Agreement may be executed and delivered by facsimile or other electronic means and in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the day and year first written above.

MARPAI INC.

By:	/s/ Yaron Eitan
	Name:	Yaron Eitan
	Title:	Chairman

EXECUTIVE:

By:	/s/ Edmundo Gonzalez
Edmundo Gonzalez